Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the reference to our firm under the caption “Experts” in this Registration on Form S-4 of Range Resources Corporation and in the related Prospectus and to the incorporation by reference therein of our report relating to the consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows of Range Resources Corporation for the year ended December 31, 2002.

/s/ KPMG

Dallas, Texas
March 21, 2005